LIMITED POWER OF ATTORNEY FOR
SECTION 16 REPORTING OBLIGATIONS


	KNOW ALL MEN BY THESE PRESENTS, that Jeffrey Doster has made, constituted and appointed, and by these presents does make, constitute and appoint Kevin O'Hara or Scotty Roberts as its true and lawful attorney-in-fact, for its and in its name, place and stead, and for its use and benefit, to do all things and to execute all documents necessary to ensure compliance with Section 16 reporting requirements associated with my relationship with HealthStream, Inc.

It is my intention by this instrument to grant unto said attorney-in-fact full power and authority to do and perform all and every act and thing whatsoever to accomplish the foregoing grant of power as shall be necessary to be done on my behalf as fully to all intents and purposes as I might or could do if I was present in person.

This power of attorney may be revoked by the undersigned only by specific revocation endorsed or written hereon, and until such revocation be endorsed or written hereon, all persons may rely upon this power of attorney as being in full force and effect.

IN WITNESS WHEREOF, I have hereunto set my hand, the 20th day of May, 2008.

							/s/ Jeffrey Doster